                                                                    EXHIBIT 3(f)


                                   CERTIFICATE

                                       OF

                            THE POWERS, DESIGNATIONS,
                             PREFERENCES AND RIGHTS

                                     OF THE

                        8% CUMULATIVE CONVERTIBLE SENIOR
                                 PREFERRED STOCK
                            PAR VALUE $1.00 PER SHARE

                                       OF

                             THE ALPINE GROUP, INC.


          The Alpine Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), pursuant to Section 151 of the General Corporation Law of the State of Delaware, certifies that the Executive Committee of the Board of Directors of the Corporation at a meeting thereof duly called and held on December 21, 1994, at which meeting a quorum was present and acting throughout, duly adopted the following resolutions:

          WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation (the "CERTIFICATE OF INCORPORATION"), to fix by resolution or resolutions the designation of each series of preferred stock, $1.00 par value per share (the "PREFERRED STOCK"), the number of shares constituting such series and the relative rights, preferences and limitations thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware;

          WHEREAS, it is the desire of the Board of Directors of the Corporation to authorize a series of preferred stock to be designated the "8% CUMULATIVE CONVERTIBLE SENIOR PREFERRED STOCK" and to fix the terms of the 8% Cumulative Convertible Senior Preferred Stock and the number of shares constituting such series for purposes of the private offering and sale thereof to a limited group of qualified purchasers in connection with the sale of certain shares of common stock of Adience, Inc. by the group of qualified purchasers to the Corporation pursuant to a stock purchase agreement (the "STOCK PURCHASE AGREEMENT") among such purchasers and the Corporation dated as of October 11, 1994, and the exchange of certain senior notes of Adience, Inc. by the group of qualified purchasers with the Corporation pursuant to a debt exchange agreement (the "DEBT EXCHANGE AGREEMENT") among such purchasers and the Corporation dated as of October 11, 1994, and certain other issuances to the same persons in accordance with the terms of those agreements (the closing date as defined by the Stock Purchase Agreement shall hereinafter be referred to as the "CLOSING DATE"); and

          WHEREAS, the Board of Directors has authorized the Executive Committee of the Board to fix the designation and determine the rights, preferences and limitation of the 8% Cumulative Convertible Senior Preferred Stock.

          NOW THEREFORE, BE IT RESOLVED that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation there is created a series of preferred stock consisting of Three Hundred Fifty Thousand (350,000) shares of 8% Cumulative Convertible Senior Preferred Stock, par value $1.00 per share.

          1. DESIGNATION AND NUMBER OF SHARES. The designation of such series of Preferred Stock, par value $1.00 per share, authorized by this resolution shall be 8% Cumulative Convertible Senior Preferred Stock (the "SENIOR PREFERRED STOCK"). The number of shares of the Senior Preferred Stock shall be Three Hundred Fifty Thousand (350,000) and no more.

          2. RANK. The Senior Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up and dissolution, rank senior to:
(a) the issued and outstanding shares of the Corporation's 9% Cumulative Convertible Preferred Stock, $1.00 par value per share (the "JUNIOR PREFERRED STOCK"); (b) any other series of Preferred Stock established by the Board of Directors after the date hereof, the terms of which specifically shall provide that such shares rank junior to the Senior Preferred Stock; (c) all other classes and series of preferred stock established by the Board of Directors, unless the holders of the Senior Preferred Stock shall agree pursuant to Section 7(b) hereof that such shares shall rank PARI PASSU with or senior to the shares of Senior Preferred Stock; and (d) all other equity securities of the Corporation, including the Common Stock, par value $.10 per share (the "ALPINE COMMON STOCK"), of the Corporation (all of the securities of the Corporation which rank junior to the Senior Preferred Stock are at times collectively referred to herein as the "JUNIOR SECURITIES"); and shall rank junior to (i) the issued and outstanding shares of the Corporation's 8-1/2% Cumulative Convertible Senior Preferred Stock (the "8-1/2% PREFERRED STOCK") and (ii) the issued and outstanding shares of the Corporation's 9% Cumulative Convertible

Senior Preferred Stock, $1.00 par value per share (the "9% PREFERRED STOCK").

          3. DIVIDENDS. (a) The holders of the shares of the Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds at the time legally available for the payment of dividends, cumulative cash dividends at the annual rate of four dollars ($4.00) per share, and no more. Such dividends shall be payable in equal quarterly payments on January 31, April 30, July 31 and October 31 of each year (or such prorated amount as may be applicable with respect to the first such payment), commencing January 31, 1995 (each of such dates being a "DIVIDEND PAYMENT DATE"). Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; PROVIDED, HOWEVER, that such date shall not be more than sixty (60) days nor less than ten (10) days prior to the respective Dividend Payment Date. Each such quarterly dividend shall be fully cumulative and shall accrue (whether or not declared), without interest, from the first day of the quarter (or, with respect to the first such dividend, from the date of issuance of such shares) in which such dividend may be payable through the Dividend Payment Date with respect to such quarter as herein provided. If the Dividend Payment Date is not a business day, the Dividend Payment Date shall be the next succeeding business day. Accumulated unpaid dividends for any past dividend periods may be declared by the Board of Directors and paid on any date, whether or not a regular Dividend Payment Date, fixed by the Board of Directors, to holders of record on the books of the Corporation on such record date as may be fixed by the Board of Directors with respect to such payment.

          (b) Notwithstanding anything contained herein to the contrary, no cash dividends on shares of the Senior Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, unless the Corporation has obtained the consent of the requisite holders of such indebtedness to the payment or setting apart for payment of such dividends; PROVIDED, HOWEVER, that nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Senior Preferred Stock at any time, whether permitted by any of such agreements or not.

          (c) If at any time the Corporation shall have failed to pay all dividends which have accrued on any outstanding shares of any series of Preferred Stock having cumulative dividend rights ranking PARI PASSU with or senior to the shares of the Senior Preferred Stock at the times such dividends are payable, no cash dividend shall be declared by the Board of Directors, or paid or set apart for payment by the Corporation, on shares of the Senior Preferred Stock unless prior to or concurrently with such declaration, payment or setting apart for payment, (i) all accrued and unpaid dividends on all outstanding shares of any other series of Preferred Stock having cumulative dividend rights ranking senior to the Senior Preferred Stock shall have been or shall be declared, paid or set apart for payment without interest and (ii) all accrued and unpaid dividends on all outstanding shares of any other series of Preferred Stock having cumulative dividend rights ranking PARI PASSU with the Senior Preferred Stock shall have been or shall be declared, paid or set apart for payment, without interest, PRO RATA with all accrued and unpaid dividends on all outstanding shares of the Senior Preferred Stock so that the amounts of any cash dividends declared, paid or set apart for payment on shares of the Senior Preferred Stock and shares of such other series of Preferred Stock having cumulative dividend rights ranking PARI PASSU with the Senior Preferred Stock shall in all cases bear to each other the same ratio that, at the time of such declaration, payment or setting apart for payment, all accrued but unpaid cash dividends on shares of the Senior Preferred Stock and shares of such other series of the Preferred Stock having cumulative dividend rights ranking PARI PASSU with the Senior Preferred Stock bear to each other.

          (d) (i) Holders of shares of the Senior Preferred Stock shall be entitled to receive the dividends provided for in paragraph 3(a) hereof on a PRO RATA basis with shares of any other series of Preferred Stock having cumulative dividend rights ranking PARI PASSU with the Senior Preferred Stock so that the amounts of any cash dividends declared, paid or set apart for payment on shares of the Senior Preferred Stock and shares of such other series of Preferred Stock having cumulative dividend rights ranking PARI PASSU with the Senior Preferred Stock shall in all cases bear to each other the same ratio that, at the time of such declaration, payment or setting apart for payment, all accrued but unpaid cash dividends on shares of the Senior Preferred Stock and shares of such other series of the Preferred Stock having cumulative dividend rights ranking PARI PASSU with the Senior Preferred Stock bear to each other, and in preference to and in priority over any dividends upon any of the Junior Securities.

              (ii) So long as any shares of the Senior Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in stock to the holders of such stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, unless prior to or concurrently with such declaration, payment or setting apart for payment, purchase or distribution, as the case may be, all accrued and unpaid cash dividends on shares of the Senior Preferred Stock not paid on the dates provided for in paragraph 3(c) hereof (including if not paid pursuant to paragraph 3(b) or paragraph 3(c) hereof) shall have been, or concurrently therewith shall be, paid.

             (iii) Subject to the foregoing provisions of this paragraph 3(d), the Board of Directors may declare and the Corporation may pay or set apart for payment, dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights, or options exercisable for any of the Junior Securities, and the holders of the shares of the Senior Preferred Stock shall not be entitled to share therein.

          (e) If there is an arrearage of three or more dividend payments on shares of Senior Preferred Stock at any time, whether or not consecutive, the holders of fifty-one percent (51%) of the outstanding shares of Senior Preferred Stock shall have the right to appoint one director to the Corporation's Board of Directors until such arrearage is eliminated.

          4. LIQUIDATION PREFERENCE. (a) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of the Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, for each share held, an amount in cash equal to fifty dollars ($50.00), plus an amount in cash equal to all accrued but unpaid dividends thereon (without interest) to the date fixed for liquidation (the "LIQUIDATION VALUE"), before any payment shall be made or any assets distributed to the holders of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the Liquidation Value payable to the holders of outstanding shares of Senior Preferred Stock or any other series of Preferred Stock having liquidation rights ranking PARI PASSU with the shares of Senior Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the respective amounts which would be payable on such distribution if the amounts to which the holders of outstanding shares of Senior Preferred Stock and of such other series of Preferred Stock are entitled were paid in full.

          (b) For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange, or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution, or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange, or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

          5. OPTIONAL REDEMPTION. (a) To the extent the Corporation shall have funds legally available for such payment, commencing three years from the Closing Date, the Corporation may redeem, at its option, shares of the Senior Preferred Stock, in whole or in part, at a redemption price per share equal to the Liquidation Value thereof on the date fixed for redemption.

          (b) Shares of Senior Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock.

          (c) No sinking fund payments shall be required to be made by the Corporation in connection with the redemption of the Senior Preferred Stock pursuant to this Section 5.

          6. PROCEDURE FOR REDEMPTION. (a) In the event that fewer than all of the then outstanding shares of the Senior Preferred Stock are to be redeemed, the shares of Senior Preferred Stock to be redeemed shall be determined by lot, or PRO RATA as may be determined by the Board of Directors, or by any other method selected by the Board of Directors which is not inconsistent with applicable law.

          (b) In the event the Corporation shall redeem shares of the Senior Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than sixty (60) days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of the Senior Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

          (c) Notice having been mailed as provided in Section 6(b), from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) dividends on the shares of Senior Preferred Stock so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In the event that fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          7. VOTING RIGHTS (a) The holders of shares of the Senior Preferred Stock shall be entitled to that number of votes per share equal to the number of shares of Alpine Common Stock into which the shares of Senior Preferred Stock are initially convertible pursuant to Section 8(a). Except as otherwise provided below or by law, the holders of shares of Senior Preferred Stock and the holders of Alpine Common Stock shall vote together as one class on all matters submitted to a vote of the Corporation's stockholders.

          (b) The holders of Senior Preferred Stock shall have the right to vote as a separate class on the following matters: (i) the amendment of any of the principal terms of the Senior Preferred Stock; (ii) the authorization, creation, issuance or sale of any class of capital stock ranking senior to or on parity with the Senior Preferred Stock as to dividends or liquidation preference; or (iii) the merger of the Corporation into or consolidation with another entity or the sale of all or substantially all of the assets of the Corporation to another entity. The affirmative vote of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Senior Preferred Stock shall be necessary to authorize any transaction referenced in subsections (b) (i) through (iii) above.

          8. CONVERSION RIGHTS, ADJUSTMENTS. (a) The shares of Senior Preferred Stock shall be convertible at the option of the respective holders of record thereof, in whole or in part, at any time and from time to time, as hereinafter provided, into that number of fully paid and nonassessable shares of Alpine Common Stock (as such shares may be constituted on the Conversion Date, as hereinafter defined) as shall be obtained by dividing $50.00 by the Conversion Price (as hereinafter defined) and multiplying the resulting quotient by the number of shares of Senior Preferred Stock to be converted. As used herein, the "CONVERSION PRICE" shall be $7.75, or, in case an adjustment of such Conversion Price has taken place pursuant to the provisions of Section 8(c) below, then the Conversion Price as last adjusted and in effect on the Conversion Date. No adjustment in the Conversion Price shall be made on account of any unpaid dividends, whether or not accrued, on the Senior Preferred Stock and any holder thereof surrendering any shares thereof for conversion shall be deemed to have waived any and all rights to such dividends.

          (b) Before any holder of shares of Senior Preferred Stock shall be entitled to convert the same into Alpine Common Stock, he or she shall deliver the certificate or certificates therefor, duly endorsed, at the office of the Corporation or the Corporation's transfer agent, if any, and shall give written notice to the Corporation that he or she elects to convert all or part of the shares represented by the certificate or certificates and shall state in writing therein the name or names in which he or she wishes the certificate or certificates for Alpine Common Stock to be issued. Conversion shall be deemed to have been made effective on the date when such delivery is made, and such date is referred to herein as the "CONVERSION DATE". The corporation will, as soon as practicable thereafter, issue and deliver to such holder of shares of Senior Preferred Stock, or to his or her nominee or nominees, certificates for the number of full shares of Alpine Common Stock to which he or she shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. If surrendered certificates for Senior Preferred Stock are converted only in part, the Corporation will issue and deliver to the holder a new certificate or certificates representing the aggregate of the unconverted shares of Senior Preferred Stock.

          (c)  The Conversion Price shall be subject to adjustment as follows:

     (i) ADJUSTMENT UPON ISSUANCES OF ALPINE COMMON STOCK BELOW THE CONVERSION PRICE. In case the Corporation shall issue any shares of Alpine Common Stock other than Excluded Stock (as hereinafter defined) for a consideration per share less than the then existing Conversion Price applicable immediately prior to such issuance, the Conversion Price in effect immediately prior to each such issuance shall be reduced to a price determined by dividing (a) the sum of (i) the number of shares of Alpine Common Stock outstanding immediately prior to such issue, multiplied by the Conversion Price in effect immediately prior to such issue, plus (ii) the consideration, if any, received by the Corporation

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upon such issue, by (b) the number of shares of Alpine Common Stock outstanding immediately after such issue. For the purposes of this clause (i), the following provisions shall also be applicable:

               (1) CONVERTIBLE SECURITIES, OPTIONS AND RIGHTS. If the Corporation shall issue any stock, warrant, security, obligation, option or other right which directly or indirectly may be converted, exchanged, or satisfied in shares of Alpine Common Stock other than Excluded Stock, the maximum total number of shares of Alpine Common Stock issuable upon such conversion, exchange or other exercise of such securities or rights shall thereupon be deemed to have been issued and to be outstanding, and the consideration received by the Corporation therefor shall be deemed to include the sum of the consideration received for the issue of such securities or rights and the minimum additional consideration payable upon such conversion, exchange or other exercise of such securities or rights. No further adjustment shall be made for the actual issuance of Alpine Common Stock upon such conversion, exchange or other exercise of any such securities or rights. If the provisions of any such securities or rights with respect to purchase price or shares purchasable shall change or expire, any adjustment previously made hereunder therefor shall be readjusted to such as would have been obtained on the basis of the securities or rights as modified by such change or expiration.

               (2) STOCK DIVIDENDS AND SPLITS. In case the Corporation shall declare a dividend or other distribution payable in Alpine Common Stock or shall subdivide Alpine Common Stock into a greater number of shares of Alpine Common Stock, such issue of Alpine Common Stock shall be deemed to have been made without consideration.

               (3) CONSIDERATION. In case the Corporation shall issue shares of Alpine Common Stock for a consideration wholly or partly other than
          cash, the amount of the   consideration other than cash received by
          the Corporation shall be deemed to be the fair value of such consideration as determined by the Board of Directors of the Corporation by any method such Board deems appropriate; PROVIDED, HOWEVER, that in the event that any such shares of Alpine Common Stock are to be issued to any person or entity in which any director or directors of the Corporation has an interest, such determination shall be made solely by those members of the Board of Directors who have no such interest.

               (4) RECORD DATES. In case the Corporation shall take a record of the holders of Alpine Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Alpine Common Stock, or (ii) to subscribe for or purchase Alpine Common Stock, then such record date shall be deemed to be the date of the issue or sale of the shares of Alpine Common Stock deemed to have been issued upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               (5) TREASURY STOCK.  The number of shares of   Alpine Common
          Stock outstanding at any given time shall include shares owned or held by or for the account of the Corporation, and the disposition of any such shares so owned or held shall not be considered an issue of Alpine Common Stock.

               (6) EXCLUDED STOCK. The term "EXCLUDED STOCK" shall mean shares of Alpine Common Stock issued or issuable by the Corporation upon (i) conversions of the Senior Preferred Stock, the 9% Preferred Stock, the
              8-1/2% Preferred Stock, the Junior Preferred Stock or the Company's Convertible Senior Subordinated Notes due 1996 or exchanges of the Company's 13% Senior Subordinated Debentures due 1996; or (ii) exercises, at a price less than the Conversion Price, of any and all stock options or warrants, or issuance or vesting of stock bonus or award grants, outstanding on the date hereof or issued in the future, in an aggregate amount of up to ten percent (10%) of the then issued and outstanding shares of Alpine Common Stock, of which not more than two-and-one-half percent (2 1/2%) shall relate to exercises by or issuances to persons who are not directors or employees of the Corporation.

          This Section 8(c)(i) does not apply to rights or   warrants referred
to in Section 8(c)(iii).

   (ii)   ADJUSTMENTS FOR CHANGES IN CAPITAL STOCK. If the Corporation:

               (1) pays a dividend in shares of Alpine Common Stock to holders of Alpine Common Stock;

               (2) subdivides outstanding shares of Alpine   Common Stock into a
          greater number of shares;

               (3) combines outstanding shares of Alpine Common   Stock into a
          smaller number of shares; or

               (4) issues by reclassification of shares of   Alpine Common Stock
          any shares of its capital stock;

then the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of Senior Preferred Stock thereafter converted may receive the number of shares of capital stock of the Corporation which such holder could have owned immediately following such action if such holder had converted the Senior Preferred Stock immediately prior to such action.

          For a dividend or distribution, the adjustment shall become effective immediately after the record date for the dividend or distribution. For a subdivision, combination or reclassification, the adjustment shall become effective immediately after the effective date of the subdivision, combination or reclassification.

          If, after an adjustment, a holder of Senior Preferred Stock upon conversion thereof may receive shares of two or more classes of capital stock of the Corporation, the Board of Directors of the Corporation shall determine the allocation of the adjusted Conversion Price between or among the classes of capital stock. After such allocation, the Conversion Price of the classes of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Alpine Common Stock contained in this Section 8(c).

     (iii) ADJUSTMENT FOR RIGHTS ISSUE. If the Corporation issues any rights or warrants to all or substantially all holders of shares of Alpine Common Stock entitling them after the record date mentioned below to purchase shares of Alpine Common Stock (or securities convertible into shares of Alpine Common Stock) at a price per share (or having a Conversion Price per share) less than the Market Price (as defined below) per share on that record date, the Conversion Price shall be adjusted in accordance with the formula:

                                O +  N x P
                                    -------
                    C' = C x           M
                             --------------
                                  O + N
where:

C' = the adjusted Conversion Price.

C =  the then current Conversion Price.

0 =  the number of shares of Alpine Common Stock outstanding on the record date.

N =  the number of additional shares of Alpine Common Stock offered.

P =  the offering price per share of the additional shares.


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

M = the Market Price (as hereinafter defined) per share of Alpine Common Stock on the record date.

          The foregoing adjustment shall be made successively whenever any such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights or warrants. If all of the shares of Alpine Common Stock or securities convertible into shares of Alpine Common Stock subject to such rights or warrants have not been issued when such rights or warrants expire, then the Conversion Price shall promptly be readjusted to the Conversion Price which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Alpine Common Stock (or securities convertible into shares of Alpine Common Stock) issued upon the exercise of such rights or warrants.

          The term "MARKET PRICE" with respect to a share of Alpine Common Stock shall mean, for each trading day, the reported closing sale price, or, if there were no sales on such day, the average of the reported closing bid and asked prices regular way, in either case on the AMEX or, if the Alpine Common Stock is not listed or admitted to trading on the AMEX, on the principal national securities exchange on which the Alpine Common Stock is listed or admitted to trading (based on the aggregate dollar value of all securities listed or admitted to trading) or, if not listed or admitted to trading on any national securities exchange, in the NASDAQ National Market System or, if the Alpine Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for the purpose, or, if such prices are not available, the fair market value set by, or in a manner established by, the Board of Directors of the Corporation in good faith.

     (iv) ADJUSTMENT FOR OTHER DISTRIBUTIONS. If the Corporation (A) distributes to all or substantially all holders of shares of Alpine Common Stock any assets or general evidences of indebtedness or any rights or warrants to purchase assets or general evidences of indebtedness of the Corporation, or (B) pays a dividend on shares of Alpine Common Stock in shares of capital stock other than Alpine Common Stock or makes a distribution on Alpine Common Stock in
shares of capital stock other than Alpine   Common Stock, then the Conversion
Price shall be adjusted in accordance with the formula:

                              (O x M) - F
                             -------------
                    C' = C x     O x M

where:


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

C' = the adjusted Conversion Price.

C =  the then current Conversion Price.

0 =  the number of shares of Alpine Common Stock outstanding on the record date.

M =  the Market Price per share of Alpine Common Stock on the record date.

F = the fair market value on the record date of the assets, general evidences of indebtedness distributed, or capital stock, as determined by the Board of Directors.

          The foregoing adjustment shall be made successively whenever any such distribution is made, and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution.

          This Section does not apply to cash dividends or cash distributions. Also, this Section does not apply to rights or warrants referred to in Section 8(c)(iii).

   (v) Voluntary Adjustment. The Corporation at any time may decrease the Conversion Price, temporarily or otherwise, by any amount, but in no event shall such Conversion Price result in the issuance of Alpine Common Stock at a price less than the par value of the Alpine Common Stock at the time such decrease is made. Any such decreased Conversion Price shall be available for at least twenty (20) days from the date on which notice of such decrease is filed by the Corporation with the transfer agent for the Alpine Common Stock, and such decrease shall be irrevocable during such period. The Company shall notify holders of Senior Preferred Stock at least fifteen (15) days prior to the date on which the reduced Conversion Price takes effect.

   (vi) WHEN ADJUSTMENTS MAY BE DEFERRED, ETC. No adjustment in the Conversion Price need be made under this Section 8(c) unless cumulative adjustments equal at least fifty cents ($.50). Any adjustments which are not made shall be carried forward and taken into account in any subsequent adjustment. No adjustment of the Conversion Price will be made for cash distributions or cash dividends paid out of current or undistributed net income or retained earnings.

          All calculations under this Section 8(c) shall be made to the nearest cent or to the nearest 1/1000th of a share, as the case may be.

   (vii) NOTICE OF ADJUSTMENT. Whenever the Conversion Price is adjusted, the Corporation shall calculate the adjustment to be made and shall promptly mail to holders of Senior Preferred Stock a notice of the adjustment and file with the transfer agent of


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

the Corporation a certificate from an officer of the Corporation briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct, absent manifest error.

   (viii) NOTICE OF CERTAIN TRANSACTIONS.  If:

               (1) the Corporation takes any action which would require an adjustment in the Conversion Price;

               (2) the Corporation proposes to consolidate with or merge with or into, or transfer all or substantially all of its assets to, another corporation; or

               (3) there is a proposed dissolution or liquidation of the Corporation, a holder of shares of Senior Preferred Stock may desire to convert them into shares of Alpine Common Stock prior to the record date for, or the effective date of, the transaction so that he may receive the rights, warrants, securities or assets which a holder of shares of Alpine Common Stock on that date may receive. Therefore, the Corporation shall mail to holders and the transfer agent a notice stating any such proposed record or effective date, as the case may be, by first-class mail at least fifteen (15) days before such date. Failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause (1), (2) or (3) of this Section.

     (ix) In case the Corporation shall consolidate or merge into or with another corporation, or in case the Corporation shall sell or convey to any other person or persons all or substantially all the assets of the Corporation, each holder of Senior Preferred Stock then outstanding shall have the right thereafter to convert each share of Senior Preferred Stock held by him into the kind and amount of shares of stock, other securities, cash and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Alpine Common Stock into which such shares might have been converted immediately prior to such consolidation, merger, sale or conveyance, and shall have no other conversion rights. In any such event, effective provision shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale and conveyance so that, so far as appropriate and as nearly as reasonably may be, the provisions set forth herein for the protection of the conversion rights of the shares of the Senior Preferred Stock shall thereafter be made applicable.

          (d) No fractional shares or scrip representing fractional shares of Alpine Common Stock shall be issued upon conversion of the Senior Preferred Stock. If more than one certificate representing shares of the Senior Preferred Stock shall be surrendered for conversion at one time by the same holder; the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Senior Preferred Stock so surrendered. Instead of any fractional share of Alpine Common Stock that would otherwise be issuable upon conversion of any shares of Senior Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Market Price per share of Alpine Common Stock at the close of business on the business day prior to the day of conversion.

          (e) The Corporation shall reserve out of its authorized but unissued shares of Alpine Common Stock or its shares of Alpine Common Stock held in treasury sufficient shares of Alpine Common Stock to permit the conversion of the Senior Preferred Stock at all times. All shares of Alpine Common Stock which may be issued upon conversion of the Senior Preferred Stock shall be validly issued, fully paid and non-assessable.

          (f) The issuance of certificates for shares of Alpine Common Stock upon the conversion of shares of Senior Preferred Stock shall be made without charge to the holders of shares of Senior Preferred Stock converting such shares of Senior Preferred Stock for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holders of shares of Senior Preferred Stock converted.

          (g) Shares of Alpine Common Stock held in the treasury of the Corporation may in its discretion be delivered upon any conversion of shares of the Senior Preferred Stock.

          (h) All certificates for the shares of Senior Preferred Stock and any shares of Alpine Common Stock issued upon conversion thereof shall bear the following legend:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR QUALIFICATION UNDER THE BLUE SKY LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF, BENEFICIALLY OR ON THE RECORDS OF THE CORPORATION, UNLESS THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND QUALIFIED UNDER APPLICABLE BLUE SKY LAWS OR AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE."

The certificates evidencing such shares shall also bear any legends required pursuant to any state, local or foreign law governing such securities.

          IN WITNESS WHEREOF, The Alpine Group, Inc. has caused this certificate to be signed by Steven S. Elbaum, its Chairman and Chief Executive Officer, and Bragi F. Schut, its Secretary, this 21st day of December, 1994.



                                   THE ALPINE GROUP, INC.



                                   By:/s/ Steven S. Elbaum
                                      ---------------------------
                                      Steven S. Elbaum, Chairman
                                      and Chief Executive Officer



                                   By:/s/ Bragi F. Schut
                                      ---------------------------
                                      Bragi F. Schut, Secretary


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